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                                                                      Exhibit 23


                          INDEPENDENT AUDITOR'S CONSENT


THE NEW YORK TIMES COMPANY:

We consent to the incorporation by reference in Registration Statement No. 33-50461 on Form S-8 of our report dated June 27, 2002, on our audits of the statements of net assets available for plan benefits of the BGEA/Boston Globe Employee Savings Plan as of December 24, 2001 and December 24, 2000 and the related statement of changes in net assets available for plan benefits for the year ended December 24, 2001, the year ended December 24, 2000, and the year ended December 24, 1999, which report is included in this Annual Report on Form 11-K.



/s/ John M. Hoffman & Associates, CPAs
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John M. Hoffman & Associates, CPAs


Boston, Massachusetts
June 27, 2002